UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )
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NVE Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

June 21, 2010

Fellow Shareholders:

We cordially invite you to attend our 2010 Annual Meeting of Shareholders. The meeting will be held at the SpringHill Suites by Marriott, 11552 Leona Road, Eden Prairie, Minnesota, 55344, on Thursday, August 5, 2010 at 3:30 p.m. Central Daylight Time.

The items of business are described in our Proxy Statement.

There is a map with directions to the Annual Meeting in our Proxy Statement if you plan to attend the meeting and vote in person. You may also call us at (952) 829-9217 during normal business hours for directions to the Annual Meeting.

Thank-you for your support of NVE Corporation.
Sincerely,
Curt A. Reynders
Chief Financial Officer and Secretary

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS, AUGUST 5, 2010

GENERAL INFORMATION

VOTING INFORMATION

VOTING METHODS

EQUITY COMPENSATION PLAN INFORMATION

SECURITY OWNERSHIP

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Review and Approval of Related Party Transactions
Section 16(a) Beneficial Ownership Reporting Compliance

PROPOSAL 1. ELECTION OF BOARD OF DIRECTORS

CORPORATE GOVERNANCE
Corporate Governance Guidelines
Board Leadership Structure and Role in Risk Oversight
Board Independence
Meeting Attendance and Executive Sessions of Independent Directors
Board Committees
Director Qualifications
The Role of Diversity in Choosing Board Candidates
Shareholder Nominees
Shareholder Communications With the Board and Director Attendance at Annual Meetings
Code of Ethics

EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives
Actions Affecting Fiscal 2010 Compensation
The Role of Named Executive Officers in Compensation Decisions
Tax Implications of Option Awards

COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION
Summary Compensation Table
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Setting Named Executive Officers’ Compensation

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

DIRECTOR COMPENSATION

AUDIT COMMITTEE DISCLOSURE
Fees Billed to Us by Ernst & Young During Fiscal 2010 and 2009
Audit Committee Pre-Approval Policy
Audit Committee Report

PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ANNUAL REPORT

MAP TO THE 2010 ANNUAL MEETING

i

11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS, AUGUST 5, 2010

GENERAL INFORMATION

     This Proxy Statement is furnished to shareholders of NVE Corporation, a Minnesota corporation (“NVE” or the “Company”), in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of shareholders to be held on Thursday, August 5, 2010 at 3:30 p.m. Central Daylight Time at the SpringHill Suites by Marriott, 11552 Leona Road, Eden Prairie, Minnesota, 55344, and at any adjournment or postponements of the meeting (the “2010 Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying form of Proxy were first mailed or made accessible to our shareholders on the Internet on or about June 21, 2010.

Annual Meeting Admission
     Proof of ownership (such as a recent brokerage statement or letter from your broker) and a form of photo identification are required for admission to the 2010 Annual Meeting.

“Householding” of Documents
     We are sending only one Letter to Shareholders, Annual Report on Form 10-K, Proxy Statement, and Notice of Internet Availability of Proxy Materials to eligible shareholders who share a single address unless we received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. If registered shareholders residing at addresses with other registered shareholders wish to receive separate annual reports, proxy statements, or Notices of Internet Availability of Proxy Materials in the future, they may contact Curt A. Reynders, our Secretary, at telephone number (952) 829-9217, or by mail to the address at the top of this page. You can also request delivery of single copies of our documents if you are receiving multiple copies.

Other Matters and Proposals of Shareholders
     Our Board is not aware that any matter other than those described in this Proxy Statement will be presented for action at the 2010 Annual Meeting. If, however, other matters do properly come before the 2010 Annual Meeting, the persons named in our vote form intend to vote the proxied shares in accordance with their best judgment on those matters. If any matters properly come before the shareholders at our 2010 Annual Meeting, but we did not receive notice of it prior to May 8, 2010, the persons named in our vote form for the 2010 Annual Meeting will have the discretion to vote the proxied shares on such matters in accordance with their best judgment.

     Proposals of shareholders intended to be presented at our next annual meeting of shareholders must be received by our Secretary at our executive offices in Eden Prairie, Minnesota, no later than February 21, 2011 for inclusion in our proxy statement and proxy relating to that annual meeting. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. We suggest the proposal be submitted by certified mail with return receipt requested. On receiving any such proposal, we will determine whether or not to include it in our proxy statement and proxy in accordance with the regulations governing the solicitation of proxies. Shareholders who intend to present a proposal at our next annual meeting of shareholders without including such proposal in our proxy statement must provide us with notice of such proposal no later than May 7, 2011. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

VOTING INFORMATION

     Only shareholders of record at the close of business on June 9, 2010 are entitled to execute proxies or to vote at the 2010 Annual Meeting. As of that date there were outstanding 4,700,583 shares of our common stock, $0.01 par value per share (“Common Stock”). Each holder of Common Stock is entitled to one vote for each share of Common Stock held with respect to the matters mentioned in this Proxy Statement and any other matters that may properly come before the 2010 Annual Meeting. A majority of the outstanding shares of Common Stock entitled to vote are required to constitute a quorum at the 2010 Annual Meeting. In accordance with Minnesota law, the affirmative vote of a plurality of the voting power of the Common Stock present, in person or by proxy, and entitled to vote at the 2010 Annual Meeting, is required to approve Proposal 1. If there is not a quorum at the 2010 Annual Meeting, our Bylaws specify that each director shall hold office for the term for which he is elected and until his successor shall be elected and qualified. The affirmative vote of a majority of the voting power is required to approve Proposal 2. Proxies indicating abstention from a vote and broker non-votes will be counted toward determining whether a quorum is present at the 2010 Annual Meeting. Broker non-votes will not be counted toward determining whether each proposal has been approved. Abstentions will be considered present and entitled to vote and accordingly will have the effect of a negative vote.

     You may view this year’s proxy materials at http://www.nve.com/AnnualReports.php.

Solicitation and Revocability of Proxies
     We will pay the costs and expenses of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by our directors, officers, and regular employees personally or by telephone, but these people will not be specifically compensated for those services.

     Proxies are solicited on behalf of the Board of Directors. Any shareholder giving a proxy in such form may revoke it either by submitting a new vote form or by completing a ballot at the meeting at any time before it is exercised. Such proxies, if received in time for voting and not revoked, will be voted at the 2010 Annual Meeting in accordance with the specification indicated thereon. If no specification is indicated on a proxy, such proxy will be voted in favor of Proposals 1 and 2 described in this proxy statement. Persons who hold shares through a broker or other intermediary should consult that party for the procedures to be used for revoking a vote.

VOTING METHODS

     If you are a shareholder through a broker or bank, you may vote your shares by mail, Internet, or via telephone. If you are a shareholder of record, you may vote your shares by mail only. If at the close of business on June 9, 2010 your shares were registered directly in your name with our transfer agent, Illinois Stock Transfer Company, then you are a shareholder of record.

Voting by Mail
     To vote by mail, mark your selections on the vote form, date and sign your name exactly as it appears on your vote form, and mail the vote form in the enclosed postage-paid envelope.

Internet or Telephone Voting
     If you are a shareholder through a broker or bank, you may vote via Internet or telephone by following the instructions in the Notice Regarding the Availability of Proxy Materials. Internet and telephone voting is available 24 hours per day until 11:59 p.m., Eastern Daylight Time, on August 4, 2010. You may also revoke your proxy at any time before the 2010 Annual Meeting.

Electronic Enrollment
     If you are a shareholder through a broker or bank, you can enroll to receive notice of future meetings via e-mail at www.investordelivery.com.

EQUITY COMPENSATION PLAN INFORMATION
     We have no securities to be issued under equity compensation plans not approved by our shareholders. The following table summarizes Common Stock that may be issued as of March 31, 2010 on the exercise of options under our 2000 Stock Option Plan, as amended:
Plan Category	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	254,500	$17.28	170,230
Equity compensation plans not approved by security holders	-	-	-
Total at March 31, 2010	254,500	$17.28	170,230

SECURITY OWNERSHIP

     The table below shows the number of our shares of Common Stock beneficially owned as of June 9, 2010 by (i) each person or group known by us to beneficially own more than five percent of our outstanding Common Stock, (ii) each director, (iii) each named executive officer set forth in the summary compensation table, and (iv) all of the directors, director nominees, and executive officers as a group.
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Common Stock Outstanding
Trigran Investments, Inc. 630 Dundee Rd., #230, Northbrook, IL 60062	422,444	(2)	9.0%
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	278,881	(3)	5.9%
Daniel A. Baker	208,837	(4)	4.3%
Curt A. Reynders	26,000	(5)	*
Terrence W. Glarner	11,200	(6)	*
Patricia M. Hollister	8,000	(7)	*
James D. Hartman	8,000	(7)	*
Robert H. Irish	6,000	(7)	*
All directors and executive officers as a group (6 persons)	253,000		5.4%

*Less than 1%
(1)	Includes shares held in trust, by broker, bank or nominee or other indirect means and over which the individual or member of the group has sole voting or shared voting and/or investment power. Unless otherwise noted, each individual or member of the group has sole voting and investment power with respect to the shares shown in the table above.

(2)	Based on information contained in Schedule 13F filed with the SEC on May 12, 2010. According to Schedule 13G/A filed jointly by Trigran Investments, Inc., Trigran Investments, L.P., Douglas Granat, Lawrence A. Oberman, and Steven G. Simon with the SEC on February 12, 2010, Trigran Investments, Inc., Douglas Granat, Lawrence A. Oberman, and Steven G. Simon have shared voting and dispositive power for all shares, and Trigran Investments, L.P. has shared voting and dispositive power for a portion of the shares. Furthermore, Douglas Granat, Lawrence A. Oberman, and Steven G. Simon are the controlling shareholders and sole directors of Trigran Investments, Inc. and thus may be considered beneficial owners of shares beneficially owned by Trigran Investments, Inc.

(3)	Based on information contained in Schedule 13G filed with the SEC on January 29, 2010.
(4)	Includes 200,000 shares issuable upon the exercise of options that are currently exercisable.
(5)	Includes 25,000 shares issuable upon the exercise of options that are currently exercisable.
(6)	Includes 6,000 shares issuable upon the exercise of options that are currently exercisable.
(7)	Consists solely of shares issuable upon the exercise of options that are currently exercisable.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

     Our Audit Committee reviews and approves our proxy statement and the information it contains.

     Since April 1, 2009, there has not been any transaction, or is there any currently proposed transaction, in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest.

Review and Approval of Related Party Transactions
     The audit committee is responsible for reviewing and approving (with the concurrence of a majority of the disinterested members of the Board of Directors) any related party and affiliated party transactions as provided in the Amended and Restated Audit Committee Charter adopted by the Board of Directors of NVE Corporation on May 15, 2008. In addition, Nasdaq Marketplace Rule 5630(a) provides that all related party transactions must be reviewed for conflicts of interest by the audit committee. In accordance with policies adopted by the audit committee, the following transactions must be presented to the audit committee for its review and approval:
1.	Any transaction in which the Company was or is to be a participant (within the meaning of Securities and Exchange Commission (SEC) Regulation S-K, Item 404(a)), and a related person (as defined in Regulation S-K Item 404(a)) has or will have a direct or indirect material interest (within the meaning of Regulation S-K Item 404(a)).

2.	Any contract or other transaction between the Company and one or more directors of the Company, or between the Company and an organization in or of which one or more directors of the Company are directors, officers, or legal representatives or have a material financial interest within the meaning of Minnesota Statutes, Section 302A.255.

     In addition to the Company’s Board of Directors complying with the requirements of Minnesota Statutes, Section 302A.255 with respect to any proposed transaction with a potential director’s conflict of interest, all proposed transactions covered by the policy must be approved in advance by a majority of the members of the audit committee. If a proposed transaction covered by the policy involves a member of the audit committee, such member may not participate in the audit committee’s deliberations concerning, or vote on, such proposed transaction. Prior to approving any proposed transaction covered by the policy, the following information concerning the proposed transaction will be fully disclosed to the audit committee:
1.	The names of all parties and participants involved in the proposed transaction, including the relationship of all such parties and participants to the Company and any of its subsidiaries.
2.	The basis on which the related person is deemed to be a related person within the meaning of Regulation S-K Item 404(a), if applicable.
3.	The material facts and terms of the proposed transaction.
4.	The material facts as to the interest of the related person in the proposed transaction.
5.	Any other information that the audit committee requests concerning the proposed transaction.

The audit committee may require that all or any part of such information be provided to it in writing.

     The audit committee may approve only those transactions covered by the policy that a majority of the members of the audit committee in good faith determine to be (i) fair and reasonable to the Company, (ii) on terms no less favorable than could be obtained by the Company if the proposed transaction did not involve a director or the related person, as the case may be, and (iii) in the best interests of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of such reports furnished to us during, or with respect to, the fiscal year ended March 31, 2010, all reports were filed with the SEC on a timely basis, except for one report on Form 4 filed one day late by Mr. Glarner.

PROPOSAL 1. ELECTION OF BOARD OF DIRECTORS

     There are five nominees to the Board, all of whom are presently directors of the Company and have been nominated for election by the Board. All directors are to be elected at the Annual Meeting to serve until the 2011 annual meeting of shareholders. The Board has no reason to believe that any of the nominees will be unable to serve as a director. The individuals named as proxies intend to vote for the nominees listed in this proxy statement. If any nominee should be unable to serve as a director, the individuals named as proxies intend to vote for the election of such person or persons as the Board may, in its discretion, recommend. Biographical information is provided below:
Nominee	Principal Occupation	Age	Director Since
Terrence W. Glarner	President, West Concord Ventures, Inc.	67	1999
Daniel A. Baker	President and CEO, NVE Corporation	52	2001
James D. Hartman	Retired Chairman and CEO, Enpath Medical, Inc.	64	2006
Patricia M. Hollister	Chief Financial Officer, FSI International, Inc.	50	2004
Robert H. Irish	Retired	70	1992

     Terrence W. Glarner has been a director since 1999 and independent Chairman of the Board since January 2001. Since 1993, Mr. Glarner has been President of West Concord Ventures, Inc., a venture capital company. Mr. Glarner has served as a director of two other publicly-held companies, Aetrium Inc. and FSI International, Inc. for more than five years. Both Aetrium and FSI are in the semiconductor equipment industry. Mr. Glarner was a director of SpectraSCIENCE, Inc. when it filed for protection under Chapter 7 of the U.S. Bankruptcy Code in September 2002. Mr. Glarner has a B.A. in English from the University of St. Thomas, a J.D. from the University of Minnesota School of Law, and is a Chartered Financial Analyst. Mr. Glarner’s extensive experience as a director of NVE and other publicly-traded companies, his experience as a director of companies in the semiconductor industry, his financial expertise, and his educational background in law qualify him to serve as Chairman of the Board.

     Daniel A. Baker has been a director and the President and Chief Executive Officer since January 2001. Dr. Baker has more than 30 years of executive and engineering experience. From January 1993 until joining NVE he was President and CEO of Printware, Inc., now known as Printware LLC, which manufactures and markets high-speed imaging systems. He was a Printware director from 1993 until June 2000. Printware was publicly traded beginning with its initial public stock offering in July 1996 through Dr. Baker’s tenure. Dr. Baker holds Ph.D. and M.S. degrees in engineering from the University of Minnesota, an MBA from the University of Minnesota, and a B.S. in engineering from Case Western Reserve University. Dr. Baker’s more than 25 years experience as an executive in publicly-traded technology companies, his understanding of our business gained through his role as our President and Chief Executive Officer, and his educational background in engineering and finance qualify him to serve as a director.

     James D. Hartman has been a director since August 2006. He was Chairman of the Board of Directors of Enpath Medical, Inc., a manufacturer of medical devices, from October 2003 until it was acquired in June 2007 by Greatbatch, Inc. From October 2003 until June 2007, Mr. Hartman held a variety of positions with Enpath, including Chief Executive Officer from February 1996 until his retirement from that position in January 2006. He was an Enpath director from 1991 until June 2007. Enpath was publicly traded from its initial public stock offering in 1991 until it was acquired by Greatbatch in June 2007. Mr. Hartman holds an accounting degree from the University of Wisconsin-Eau Claire and an MBA from the University of St. Thomas. Mr. Hartman’s nearly 20 years experience as a director or executive officer of a publicly-traded company, his experience in the medical device industry, and his financial expertise qualify him to serve as a director.

     Patricia M. Hollister has been a director since 2004. Since 1998 she has been the Chief Financial Officer of FSI International, Inc., a company that designs, manufactures, markets, and supports equipment used in the fabrication of microelectronics. Prior to joining FSI in 1995, Ms. Hollister was employed by KPMG LLP, where she served for more than 12 years on various audit and consulting engagements, most recently as a Senior Manager. Ms. Hollister is a director of various FSI-owned foreign subsidiaries. FSI has been publicly traded for Ms. Hollister’s entire tenure. Ms. Hollister holds a Bachelor of Science in Accounting from St. Cloud State University. Ms. Hollister’s experience as a senior manager of a publicly-traded company in the semiconductor industry, her experience with audits of publicly-traded companies, and her educational background in accounting qualify her to serve as a director and Audit Committee chair.

     Robert H. Irish has been a director since 1992. Mr. Irish has been retired since 2003. He was an information technology consultant from 1999 to 2003. Prior to becoming a consultant, he held various sales and sales management positions at Compuware, Prodea Software, Centron DPL, and IBM. Mr. Irish attended Rensselaer Polytechnic Institute and received a B.S. in Physics from Syracuse University. As the longest tenured member of our Board, having served as an NVE director since 1992, Mr. Irish understands our business. In addition, his background in technical sales and sales management, and his scientific education qualify him to serve as a director.

     The Board unanimously recommends a vote FOR each of the director-nominees.

CORPORATE GOVERNANCE

Corporate Governance Guidelines
     We operate under written Corporate Governance Guidelines, which are available through the “Investors” section of our Website (www.nve.com).

Board Leadership Structure and Role in Risk Oversight
     Our Board currently consists of five directors, including our independent Chairman of the Board, Mr. Glarner, and our CEO, Dr. Baker. We have had separate Chairman and CEO roles since 2001 when Dr. Baker became CEO and Mr. Glarner was elected chairman. We currently believe that separation of these roles enhances the accountability of the CEO to the board and strengthens the board’s independence from management. According to our bylaws, the CEO’s responsibilities include general active management and presiding at meetings of the Board and of the shareholders. Our bylaws do not specify the duties of the Chairman, but our practice has been for the Chairman to provide Board oversight, approve board meeting schedules and agendas, preside over independent director meetings, and serve as the liaison between the CEO and the independent directors.

     Our Board oversees management in identifying, prioritizing, and assessing a range of financial, operational, and business risks, and formulating plans to mitigate risks. Our Board considers risks when considering plans and discussing management reports, and our Audit Committee considers risks including those related to our internal controls over financial reporting and risks related to our investments. The Audit Committee meets with our independent registered public accounting firm without the CEO, CFO, or other company management present at least quarterly. We currently believe that our relatively small Board with primarily independent directors and an independent Chairman supports our Board’s oversight of risk management, and that a relatively small board can communicate better, become more involved, and act more quickly if necessary than a larger board.

Board Independence
     The Board has determined that each of our directors, except Dr. Baker, are independent as defined under NASDAQ Marketplace Rule 5605(a)(2) and applicable SEC rules. In making this determination, the Board has concluded that none of these members has a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Meeting Attendance and Executive Sessions of Independent Directors
     The Board met five times in fiscal 2010 (fiscal years referred to in this document end March 31), and each director attended 100% of the meetings of the Board and of the committees on which they serve. As a matter of policy, the independent directors meet without the CEO or other company management present at every regular board meeting.

Board Committees
     The Board has three standing committees: the Audit, Compensation, and Nominating/Corporate Governance committees, each of which is comprised solely of independent directors. Each committee is governed by a written charter, all of which are available through the “Investors” section of our Website (www.nve.com).

Audit Committee
     The Audit Committee currently consists of three independent directors: Ms. Hollister, Mr. Glarner, and Mr. Hartman. The Audit Committee met four times in fiscal 2010. Our Board has determined that each of the members meet the criteria of “audit committee financial experts” as that term is defined under Regulation S-K Item 407. Each member has also been determined to be financially sophisticated under NASDAQ Marketplace Rule 5605(c)(2)(A). The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the Board and our shareholders. The Report of the Audit Committee, including a description of the functions of the Committee, is included in this Proxy Statement.

Compensation Committee
     The Compensation Committee currently consists of Mr. Glarner, Ms. Hollister, and Mr. Irish, and met once in fiscal 2010. The Compensation Committee reviews and sets compensation guidelines for executive officers and other senior management, and the composition and levels of participation in incentive compensation and fringe benefits for all employees. The Compensation Committee also oversees administration of our 2000 Stock Option Plan, as amended.

Compensation Committee Interlocks and Insider Participation
     Each member of the Compensation Committee has been determined to be independent as defined by NASDAQ Marketplace Rule 5605(a)(2) and to have no relationship with the company that would interfere with the exercise of independent judgment as a Committee member. Each Committee member has also been determined to be “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” as defined by Section 162(m) of the Internal Revenue Code. No member of the Compensation Committee is or has been an officer of NVE. We have no compensation committee interlocks—that is, none of our officers serves as a director or a compensation committee member of a company that has an officer or former officer serving on our Board or Compensation Committee.

Nominating/Corporate Governance Committee
     The Nominating/Corporate Governance Committee currently consists of all of our independent directors: Mr. Glarner, Mr. Hartman, Ms. Hollister, and Mr. Irish. The Nominating/Corporate Governance Committee met twice in fiscal 2010. The Committee’s functions include selection of candidates for our Board, select members of various committees, and address corporate governance matters.

     Our process for identifying and evaluating candidates to be nominated to the Board starts with an evaluation of a candidate by the Nominating/Corporate Governance Committee and CEO. Candidates can be forwarded to the Committee by members of our Board or our CEO. The Nominating/Corporate Governance Committee recommends to the Board the slate of directors to serve as management’s nominees for election by the shareholders at the Annual Meeting. The Committee will also consider candidates recommended by shareholders. To date we have not engaged any third party to assist in identifying or evaluating potential nominees.

Director Qualifications
     In evaluating candidates, the Board will require that candidates possess, at a minimum, a desire to serve on the Company’s Board, an ability to contribute to the effectiveness of the Board, an understanding of the function of the board of a public company and relevant industry knowledge and experience. In addition, while not required of any one candidate, the Board would consider favorably industry experience, expertise in business or financial matters, and prior experience serving on the management or boards of publicly-traded companies. In evaluating any candidate for director nominee, the Board will also evaluate the contribution of the proposed nominee toward compliance with NASDAQ Stock Market corporate governance requirements concerning board composition.

The Role of Diversity in Choosing Board Candidates
      Our goal is to identify the best-qualified director nominees and neither our Board or our Nominating Committee have policies requiring the consideration of diversity in identifying nominees. All of our current directors have extensive experience as either directors or senior managers of publicly-traded companies. We believe that our directors’ experience, independence, diversity in educational backgrounds, and diversity in industry experience contribute to diversity of thought and to an effective Board.

Shareholder Nominees
     Shareholder proposals for nominations to the Board should be submitted to the Nominating/Corporate Governance Committee at our offices, 11409 Valley View Road, Eden Prairie, Minnesota, 55344. To be considered by the Board for nomination at the next succeeding annual meeting, nominations must be delivered not less than 90 days nor more than 120 days prior to the first anniversary of the mailing of the notice of the preceding year’s annual meeting. Shareholders’ proposals must provide the following information for each nominee: (i) the name, age, business address, and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the number of shares of our stock owned by the person; (iv) the written and acknowledged statement of the person that such person is willing to serve as a director; and (v) any other information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, if the candidate had been nominated by or on behalf of the Board. Candidates recommended by shareholders will be considered under the same standards as candidates that are identified by the Nominating/Corporate Governance Committee. No shareholders submitted director nomination proposals in connection with this year’s meeting.

Shareholder Communications With the Board and Director Attendance at Annual Meetings
     Shareholders and others who wish to communicate with our Board as a whole or any individual director, may write to them at our offices, 11409 Valley View Road, Eden Prairie, Minnesota, 55344. The Secretary will forward any such written communication to the Board, or if indicated, to a specified individual member of the Board, unless the written communication is (i) a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication or a communication not related to the responsibilities or duties of the Board, in which case the Secretary has the authority to discard the communication or to take appropriate legal action regarding the communication; or (ii) a request for information about the company, a stock-related matter or any other matter that does not appear to require direct attention by the Board or any individual director, in which case the Secretary will attempt to handle the inquiry or request directly. All such communications will be kept confidential to the extent possible. We do not have a formal policy regarding attendance by members of the Board at our annual meetings of shareholders, but we encourage our directors to attend, and all of our directors attended our 2009 Annual Meeting.

Code of Ethics
     We have adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors, including our principal executive officer, principal financial officer, and principal accounting officer. A copy of our Code of Business Conduct and Ethics is available from the “Investors” section of our Website (www.nve.com). We intend to post on our Website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, controller, and other employees performing similar functions within four business days following the date of such amendment or waiver.

EXECUTIVE OFFICERS

Executive Officers of the Company
     We currently have two executive officers, Daniel A. Baker and Curt A. Reynders. Dr. Baker is our principal executive officer and Mr. Reynders is our principal financial officer. They are our only named executive officers (“NEOs”). Biographical information about Dr. Baker can be found under “Proposal 1. Election of Board of Directors.” Mr. Reynders, age 47, has been NVE’s Treasurer and Chief Financial Officer since January 2006. From 2001 until his promotion to CFO, Mr. Reynders was our controller. Before joining NVE he served in various accounting, auditing, and accounting management positions with public accounting and industry firms. Mr. Reynders earned a B.S. in Accounting and Economics from Morningside College.

CEO Succession Planning
     At least annually, the Board reviews a succession plan addressing the policies and principles for selecting a successor to the CEO, either in an emergency situation or in the ordinary course of business. The succession plan includes an assessment of the experience, performance, skills, and planned career paths for possible successors to the CEO.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives
     Our overall philosophy is that compensation levels should be adequate to retain highly-qualified personnel but not be unreasonable or excessive. In determining annual compensation for senior managers, we consider the manager’s position, performance, productivity, recent compensation history, experience, and education. We also take into account whether an employee has options or accumulated wealth from options. We consider the full range of pay components, including, but not limited to, the desired mix of equity, salary, and performance-based compensation. Performance-based compensation should reward the achievement of specific annual objectives with the ultimate goal of profitable growth and improving shareholder value. We consider whether any risks might be created by our compensation polices and practices. Our significant compensation and practices and trends are summarized below.

Performance-Based Compensation
     Certain of our senior managers have the opportunity to receive performance-based cash compensation. The Compensation Committee does not set compensation targets, but believes that performance-based compensation is appropriate for those managers if it incentivizes profitable growth, supports our ultimate objective of improving shareholder value, and does not create high pay opportunities relative to comparable companies. The Compensation Committee establishes performance-based compensation criteria at the start of the fiscal year, and has discretion to increase such compensation. The Compensation Committee also has discretion to award bonuses not tied to specific criteria. The only such bonus paid to an NEO in the past three fiscal years was a bonus paid to our CEO in fiscal 2008.

Reduced Use of Stock Options
     Beginning in Fiscal 2006, when accounting pronouncements required us to recognize expenses associated with the issuance of options, we have reduced our use of stock options to compensate our NEOs and other employees. For example, no stock options were granted to our NEOs in any of the three most recent fiscal years.

No Special Benefits or Perquisites for Senior Managers
     Our practice has been to extend fringe benefits to all of our employees. Our goal is to provide a benefit package of equal or higher aggregate value than offered by companies with which we compete for employees. Such benefits include paid vacations, holidays, 401(k) retirement plans, tuition reimbursement, health insurance, Health Savings Accounts, Health Reimbursement Accounts, life insurance, dental insurance, and long-term disability insurance. We believe these benefits help us attract and retain employees throughout the Company. Our senior managers have not received any significant benefits other than those offered to all employees.

Actions Affecting Fiscal 2010 Compensation
Named Executive Officers’ Salary
     The Company provides the NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Changes in base salaries for our NEOs are typically effective at the start of the fiscal year, which is April 1.

     Base salaries for Dr. Baker and Mr. Reynders both remained the same for fiscal 2011 as for fiscal 2010 because the Committee believed salary increases were generally low in the wake of a recession in calendar year 2009.

     For the prior fiscal year, Dr. Baker’s base salary was increased to $250,000 per year from $225,000 per year in consideration of his performance, which was evaluated as outstanding, and to bring his salary closer to competitive levels. Quantitative elements considered in the Compensation Committee’s evaluation of Dr. Baker’s performance included overall revenue growth, product sales growth, and profit growth. Qualitative elements considered included the quality of the company’s growth strategy, product development strategy, intellectual property strategy, and his work ethic. Mr. Reynders’ salary was increased to $150,000 per year from $125,000 per year in consideration of his performance, which was evaluated as outstanding. Both increases were effective April 1, 2009. The Compensation Committee considered improved corporate profitability in its evaluation of Mr. Reynders’ performance. Qualitative elements considered included the quality and timeliness of the company’s financial reports, his personal contribution to the Company’s internal controls, his negotiation of certain purchases, his management of the Company’s investments, and his work ethic.

     Our Compensation Committee does not rely on benchmarks or compensation data from peer companies when implementing compensation policies or making specific compensation awards. However, based on experience of the Compensation Committee members, the Committee believes the salaries paid both Dr. Baker and Mr. Reynders are lower than comparable positions at public companies with comparable revenues or market capitalization, and that reliance on equity and performance-based compensation provides motivation to facilitate profitable growth and to ultimately increase shareholder value. We also review data on overall compensation trends such as salary and wage data from the U.S. Bureau of Labor Statistics.

CEO Performance-Based Compensation and Bonus
     The Compensation Committee does not set compensation targets, but believes that the performance criteria set a high standard, and that it would be difficult to achieve performance that would result in CEO compensation comparable to public companies with comparable revenues or market capitalization. For fiscal 2010, performance-based incentive compensation was 35% of Dr. Baker’s salary, based on performance criteria set by the Compensation Committee at the beginning of the fiscal year linked to product sales, pretax income, and pretax income growth. Performance-based compensation linked to product sales was 6% of salary based on product sales growth and control of certain product-related costs and expenses. The Committee believed that it was likely Dr. Baker would receive at least some compensation from this component based on the Company’s record of product sales growth and improved profitability, and because Dr. Baker had earned compensation under similar criteria for both fiscal 2009 and 2008. Compensation based on pretax income was 18% of salary calculated as 0.25% of adjusted income before taxes in fiscal 2010. Compensation based on pretax income growth was 11% of salary calculated as 0.75% of the increase in adjusted income before taxes in fiscal 2010 compared to fiscal 2009. The performance-based incentive for pretax income required a positive adjusted income before taxes. The other components had thresholds of the prior fiscal year performance, meaning improvement from the prior year was required to achieve the component.

CFO Performance-Based Compensation
     Mr. Reynders’ performance-based compensation for fiscal 2010 was based on 0.75% of the increase in adjusted income before taxes in fiscal 2010 compared to fiscal 2009. Mr. Reynders’ performance-based compensation had a threshold of the prior fiscal year pretax income, meaning no incentive would be paid without an increase in adjusted income before taxes. The performance-based compensation criteria were set at the beginning of the fiscal year by the Compensation Committee. The Committee believes that Mr. Reynders’ performance criteria set a high standard of performance, and that it would be difficult to achieve performance that would result in CFO compensation comparable to public companies with comparable revenues or market capitalization.

Perquisites and Other Personal Benefits
     We do not provide our NEOs or other senior managers with perquisites or personal benefits other than those available to all of our employees, because we do not currently believe such benefits are an appropriate use of company funds. We have not entered into change of control severance agreements with the NEOs or any other employees.

The Role of Named Executive Officers in Compensation Decisions
     The Compensation Committee makes all compensation decisions for the CEO and his staff, including the CFO. The Compensation Committee is also responsible for any equity awards to any employee. The CEO annually reviews the performance of each member of his staff. The conclusions reached and recommendations based on these reviews, including salary adjustments and performance-based compensation, if any, are presented to the Compensation Committee. The Compensation Committee has discretion to change any of the CEO’s recommendations.

Tax Implications of Option Awards
Tax Implications of Incentive Stock Option Compensation
     Options we award to employees are generally incentive stock options as defined under federal income tax laws. For alternative minimum tax purposes incentive stock options are treated as non-statutory stock options. Employees realize no taxable income and we are not entitled to a deduction at the time an incentive stock option is granted. If certain statutory employment and holding period conditions are satisfied before the employee disposes of shares acquired from the exercise, no taxable income results from the exercise and we are not entitled to any deduction. If the statutory holding periods are met, any gain or loss realized by the employee is treated as a capital gain or loss and we are not entitled to a deduction.

     Except in the event of death, if shares acquired by an employee on the exercise of an incentive stock option are disposed of by the employee before the expiration of the statutory holding periods (a “disqualifying disposition”), the employee is considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. We are entitled to a deduction at the same time and for the same amount as the employee’s deemed realized ordinary income. Any gain or loss in excess of the amount treated as compensation is treated as a capital gain or loss. If the employee pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares are not met, the payment shares are considered a disqualifying disposition.

Tax Implications of Nonstatutory Stock Option Compensation
     Options awarded to non-employee directors are generally nonstatutory stock options. The director realizes no taxable income, and we are not entitled to a deduction at the time a nonstatutory stock option is granted. At the time shares are transferred to the director on exercise of a nonstatutory stock option, the director realizes ordinary income, and we are entitled to a deduction equal to the excess of the fair market value of the stock on the date of exercise over the option price. On disposition of the shares, any additional gain or loss realized by the director is taxed as a capital gain or loss.

COMPENSATION COMMITTEE REPORT

     We have reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) with management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE MEMBERS
Patricia M. Hollister	Terrence W. Glarner	Robert H. Irish

EXECUTIVE COMPENSATION

Summary Compensation Table
     The following table summarizes the compensation paid to our NEOs in the past three fiscal years:
Name and Principal Position	Fiscal Year Ended March 31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)(1)	All Other Compen- sation ($)(2)	Total ($)
Daniel A. Baker	2010	250,000	-	-	-	87,457	11,520	348,977
President and CEO	2009	225,000	-	-	-	66,154	10,890	302,044
	2008	175,000	22,762(3)	-	-	79,012	*	276,774

Curt A. Reynders	2010	150,000	-	-	-	27,316	*	177,316
Chief Financial Officer	2009	125,000	-	-	-	26,205	*	151,205
	2008	105,000	-	-	-	30,544	*	135,544

*Less than $10,000
(1)	The amounts in this column were paid based on performance achieved during the fiscal year under plans approved by our Compensation Committee at the beginning of the fiscal years and described in “Compensation Discussion and Analysis.”

(2)	Includes contributions made to 401(k) savings plans and Health Savings Accounts on behalf of the NEOs, and life and long-term disability insurance premiums paid on behalf of the NEOs. The NEOs participate in these benefit programs under the same terms as all other employees.

(3)	Bonus awarded at the discretion of the Compensation Committee for outstanding performance, particularly growth in revenue and net income, and to remunerate a portion of voluntary salary reductions by Dr. Baker totaling approximately $138,000 in fiscal years 2005 through 2007.

Grants of Plan-Based Awards
     There were no non-stock grants of incentive plan awards, stock-based incentive plan awards, or awards of options, restricted stock or similar instruments to either of our NEOs, Dr. Baker and Mr. Reynders, in the past fiscal year.

Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth outstanding equity awards to our NEOs as of March 31, 2010. Neither of our NEOs had any form of equity award other than options.
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Daniel A. Baker	70,000	-	-	6.58	1/29/2011
	35,000	-	-	29.65	5/7/2014
	70,000	-	-	16.93	3/28/2015
	25,000	-	-	14.76	8/24/2015

Curt A. Reynders	25,000	-	-	16.33	1/16/2016

Option Exercises and Stock Vested
     The following table provides information on stock option exercises during fiscal 2010. There was no additional vesting of any of our NEOs’ options during the fiscal year.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Daniel A. Baker	-	-
Curt A. Reynders	2,000	109,910

Employment Agreements
     We have an employment agreement with Dr. Baker that set his initial salary and contains non-competition, confidentiality, and assignment of invention provisions benefiting the Company. The agreement may be terminated by either Dr. Baker or us upon thirty days written notice. In addition, we may terminate Dr. Baker’s employment for cause or upon his death or incapacity. We have agreement with Mr. Reynders relating to non-competition, confidentiality, and assignment of invention provisions benefiting the Company.

Post-Employment Compensation
     Our NEOs receive no pension benefits, nonqualified deferred compensation, or other post-employment potential payments. Dr. Baker and Mr. Reynders are eligible to participate in the Company’s 401(k) retirement plan under the same terms as other employees.

Setting Named Executive Officers’ Compensation
     We have no pre-established policy or target for the allocation between salary and performance-based compensation. The Compensation Committee does not use a comparison with a specific compensation peer group because we do not believe there are public companies of comparable size devoted substantially to all of the same markets in which we compete. The Compensation Committee has full and sole authority to retain and terminate compensation consultants to assist in the evaluation of CEO, executive staff, and director compensation. We have not employed consultants because we do not believe it is a necessary use of company resources, and we believe members of our Compensation Committee, by virtue of experience in compensation management and service on other boards, have reasonable knowledge of compensations practices.

Fiscal 2010 Named Executive Officer Compensation
     For the fiscal year ended March 31, 2010, the principal components of compensation for NEOs were salary and performance-based compensation.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

     We have determined that we have no employee compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on the company.

DIRECTOR COMPENSATION

     Our non-employee directors receive cash compensation of $2,000 per quarter, plus an additional $250 per quarter for the Chairman of the Board of Directors and an additional $125 per quarter for the Audit Committee Chair. Directors forfeit unpaid portions of cash compensation upon termination, retirement, disability, or death. In addition to the cash compensation, on each reelection to the Board each non-employee director is automatically granted an immediately-vested nonqualified option to purchase 1,000 shares.

     The following table summarizes non-employee director compensation in the fiscal year ended March 31, 2010:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)*	All Other Compensation ($)	Total ($)
Terrence W. Glarner	9,000	-	23,140	-	32,140
James D. Hartman	8,000	-	31,422	-	39,422
Patricia M. Hollister	8,500	-	23,140	-	31,640
Robert H. Irish	8,000	-	23,140	-	31,140

*	Grant date fair value of option awards determined using the Black-Scholes standard option pricing model with the assumptions discussed in Note 6 to the Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2010. As of March 31, 2010, the named directors held options, all of which are exercisable, to purchase the following numbers of shares: Mr. Glarner 6,000; Mr. Hartman, 8,000; Ms. Hollister, 8,000; and Mr. Irish, 6,000.

     Fees earned or paid in cash for the fiscal year ended March 31, 2010 consisted solely of quarterly retainers, the Chairman’s fee, and the Audit Committee Chair’s fee.

AUDIT COMMITTEE DISCLOSURE

Fees Billed to Us by Ernst & Young During Fiscal 2010 and 2009
Audit Fees
     We incurred total fees of $113,000 relating to the audit of the March 31, 2010 financial statements, review of the financial statements included in fiscal 2010 quarterly reports on Form 10-Q, and other matters directly relating to the fiscal 2010 audit. Fees were also $113,000 for such services for the year ended March 31, 2009.

Tax, Audit-Related, and All Other Fees
     No fees were billed to us by Ernst & Young LLP, our independent registered public accounting firm, relating to tax compliance, audit-related services, or other services during fiscal 2010 or 2009.

Audit Committee Pre-Approval Policy
     In order to assure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining their independence, the Audit Committee has a policy that requires the Committee to review and approve all services to be provided by Ernst & Young before the firm is engaged to provide those services. If it becomes necessary to engage the independent auditor for additional services not contemplated in the original pre-approval, the Company will obtain the specific pre-approval of the Audit Committee before engaging the independent auditor. The pre-approval policy requires the Audit Committee to be informed of each service performed by the independent auditor, and the policy does not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee as a whole at its next scheduled meeting. The Audit Committee approved all fees paid to Ernst & Young described in the sections above.

Audit Committee Report
     In connection with the financial statements for the fiscal year ended March 31, 2010, the Audit Committee has reviewed and discussed the audited financial statements and the effectiveness of internal control over financial reporting with management and Ernst & Young. The Audit Committee discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standards No. 114, Communication with Those Charged with Governance, and Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That Is Integrated with an Audit of Financial Statements. Ernst & Young also provided the Audit Committee the letter and written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with Ernst & Young the matter of the firm’s independence.

     Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended March 31, 2010 filed with the SEC. The Board has approved this inclusion.

AUDIT COMMITTEE MEMBERS
Patricia M. Hollister	Terrence W. Glarner	James D. Hartman

PROPOSAL 2.
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Our Audit Committee has selected Ernst & Young LLP as our registered public accounting firm to audit our financial statements for fiscal 2010 and recommends that the shareholders ratify the selection. Ernst & Young has audited our financial statements annually since our 2001 fiscal year, including our financial statements for fiscal 2010. Shareholder ratification is not required by our Articles of Incorporation, but our Board is submitting the selection for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, our Audit Committee in its discretion may direct the selection of different independent auditors at any time during the year if our Audit Committee determines that such a change would be in our and our shareholders’ best interests. We expect representatives of Ernst & Young to be present at our 2010 Annual Meeting and they will have the opportunity to make a statement if they wish to do so. We also expect that they will be available to respond to appropriate questions.

     The Board unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP.

ANNUAL REPORT

     A copy of our Annual Report to Shareholders for the fiscal year ended March 31, 2010, including financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. The Annual Report includes our annual report on Form 10-K as filed with the Securities and Exchange Commission on May 5, 2010. No portion of the Annual Report is incorporated into this proxy statement or is to be considered proxy-soliciting material. We will provide without charge to each person receiving a copy of this proxy statement, on the written request of such person, a copy of our Annual Report on Form 10-K. Such written requests should be addressed to Curt A. Reynders, our Secretary, at the address on the cover page of this Proxy Statement.

By Order of the Board of Directors
Curt A. Reynders
Chief Financial Officer and Secretary

June 21, 2010
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 5, 2010:
The Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders and Annual Report on Form 10-K for the year ended March 31, 2010 are available at www.nve.com/AnnualReports.php.

Map to NVE Corporation
2010 Annual Meeting
August 5, 2010, 3:30 p.m.

N
62
62
to downtown Minneapolis via 62 and I-35W
Exit to 39 (from westbound 212)
Exit 12 Valley View Rd./39 (from south-bound 494)
212
Valley View Rd.
39
494
Flying Cloud Dr.
to Prairie Ctr. Dr.
to Chaska
Exit 11A Prarie Center Dr. (from westbound 494)
to Airport
494
Tech. Dr.
Eden Rd.
Leona Rd.
W. 78th St.
Prairie Ctr. Dr.
Spring Hill Suites
11552 Leona Rd.
Eden Prairie, MN
952-944-7700

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:
1.	To elect five directors to serve until the next Annual Meeting of Shareholders.
	01 Terrence W. Glarner	04	Patricia M. Hollister
	02 Daniel A. Baker	05	Robert H. Irish
	03 James D. Hartman
☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

Instructions: To withhold authority to vote for any nominee, strike a line through the name(s).
2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011. ☐ FOR ☐ AGAINST ☐ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE PROXIES ARE AUTHORIZED TO VOTE THIS PROXY IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

(please sign on the other side)

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. The undersigned, a holder of common stock of NVE Corporation (the “Company”), hereby appoints Curt A. Reynders and Daniel A. Baker, and each of them, the proxy of the undersigned, with full power of substitution, to attend, represent and vote for the undersigned, all of the shares of the Company which the undersigned would be entitled to vote, at the Annual Meeting of Shareholders of the Company to be held on August 5, 2010 and any adjournments thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 5, 2010: The Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders and Annual Report on Form 10-K for the year ended March 31, 2010 are available at www.nve.com/AnnualReports.php.

Date   _________________________________

Signature   _________________________________

Signature   _________________________________

Please sign exactly as name appears on the label. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE MARK (ON THE OTHER SIDE), SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.